                                                                    Exhibit 12.1

                  EQUITABLE RESOURCES, INC. AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
   FOR THE LAST FIVE FISCAL YEARS AND THE THREE MONTHS ENDED MARCH 31, 1996
   ------------------------------------------------------------------------
                                  (Thousands)

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
                                                                                                  Three Months
                                                                                                      Ended
                                         1991        1992        1993        1994        1995     March 31, 1996
                                       -------------------------------------------------------------------------
Consolidated net income                $ 64,168    $ 60,026    $ 73,455    $ 60,729    $  1,548      $38,726
                                       --------    --------    --------    --------    --------      -------

Add:
  Federal and state income taxes         20,786      19,908      21,393       9,873     (28,216)      22,647
  Investment tax credit,
    net of amortization                    (850)     (1,138)     (1,373)     (1,096)     (1,091)        (275)
  Fixed charges                          34,729      40,522      42,006      47,146      53,389       11,297
                                       --------    --------    --------    --------    --------      -------

                                         54,665      59,292      62,026      55,923      24,082       33,669
                                       --------    --------    --------    --------    --------      -------

Earnings before fixed charges
  and income taxes                     $118,833    $119,318    $135,481    $116,652     $25,630      $72,395
                                       ========    ========    ========    ========     =======      =======

Fixed charges:
  Interest on long-term debt:
    Debentures and medium-
      term notes                       $ 22,351    $ 29,174    $ 31,272    $ 33,967     $34,889      $8,617
    First mortgage bonds                  1,759       1,389         330          --          --          --
    Amortization of original issue
      discount and debt expense,
      less premium                        1,208       1,336       1,559       1,582       1,646         410
                                       --------    --------    --------    --------    --------      -------
         Subtotal                        25,318      31,899      33,161      35,649      36,535       9,027

  Other interest                          6,627       5,512       5,567       8,356      13,563       1,447
  Allowance for borrowed funds
    used during construction              1,263       1,267       1,841       2,072       2,530         651
One-third of rent expense which
  is a representative interest
  rate for existing leases                2,784       3,111       3,278       3,241       3,291         823
                                       --------    --------    --------    --------    --------      -------

Total fixed charges                    $ 35,992    $ 41,789    $ 43,847    $ 49,218     $55,919      $11,948
                                       ========    ========    ========    ========     =======      =======

Ratio of earnings to fixed charges        3.30        2.86        3.09        2.37         .46         6.06
                                           ====        ====        ====        ====         ===         ====

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